EXHIBIT 99.1

For Immediate Release

WM Announces Second Quarter Earnings	FOR MORE INFORMATION Waste Management Website www.wm.com

Revenue Growth Exceeds Expectations Driven by Accelerated Volume Recovery

Strong Financial Results Position Company to Further Increase 2021 Financial Guidance

Houston — July 27, 2021 — Waste Management, Inc. (NYSE: WM) today announced financial results for the quarter ended June 30, 2021.

					Analysts
	Three Months Ended		Three Months Ended		Ed Egl
	June 30, 2021		June 30, 2020		713.265.1656
	(in millions, except per share amounts)		(in millions, except per share amounts)		eegl@wm.com

	As Reported	As Adjusted(a)	As Reported	As Adjusted(a)

Revenue	$4,476	$4,476	$3,561	$3,561	Media Toni Werner
Income from Operations	$791	$813	$527	$612	corp_comm@wm.com

Operating EBITDA(b)	$1,291	$1,313	$941	$1,026

Operating EBITDA Margin	28.8%	29.3%	26.4%	28.8%
Net Income(c)	$351	$538	$307	$372

Diluted EPS	$0.83	$1.27	$0.72	$0.88

“Our business produced tremendous growth in the second quarter as the economy continued to recover from the pandemic, and we made further progress on our integration of the Advanced Disposal operations,” said Jim Fish, WM’s President and Chief Executive Officer. “The acquisition of Advanced Disposal, the return of volumes from early pandemic levels, and our continued focus on cost control all contributed to financial outcomes that exceeded expectations. In the second quarter, as adjusted operating EBITDA grew 28%, adjusted operating EBITDA margin expanded 50 basis points, and we generated more than $1 billion of cash from operations.(a) We continue to execute on our pricing programs and efficiently manage our costs as volumes return.”

Fish continued, “As a result of our strong performance through the first half of 2021 and our confidence in the continued strength of our business model, we are increasing our full-year revenue, adjusted operating EBITDA, and free cash flow guidance.(a) In addition, due to our robust cash generation, we are increasing our expectations for 2021 share repurchases up to our full authorization of $1.35 billion.”

KEY HIGHLIGHTS FOR THE SECOND QUARTER OF 2021

Revenue

•	In the second quarter of 2021, revenue increased $425 million in the Company’s collection and disposal business, when excluding the impact of acquisitions and divestitures, compared to the second quarter of 2020, driven by $307 million in volume increases and $118 million of growth from yield.
•	In the second quarter of 2021, acquisitions, net of divestitures, added $305 million of revenue primarily from the acquisition of Advanced Disposal.
•	Core price for the second quarter of 2021 was 6.2% compared to 1.3% in the second quarter of 2020.(d)
•	Collection and disposal yield was 3.7% in the second quarter of 2021 compared to 1.6% in the second quarter of 2020.
•	Total Company volumes improved 9.6% in the second quarter of 2021 compared to a decline of 10.3% in the second quarter of 2020.

Cost Management

•	Operating expenses as a percentage of revenue were 61.1% in the second quarter of 2021 compared to 61.2% in the second quarter of 2020, demonstrating discipline on maintaining a lower cost structure. The Company saw strong volume recovery in its highest margin lines of business and more than offset volume-driven cost increases and inflationary cost pressures.
•	SG&A expenses were 9.9% of revenue in the second quarter of 2021 compared to 10.6% in the second quarter of 2020. On an adjusted basis, SG&A expenses were 9.6% of revenue in the second quarter of 2021 compared to 9.9% in the second quarter of 2020.(a)

Profitability

•	Operating EBITDA in the Company’s collection and disposal business, adjusted on the same basis as total Company operating EBITDA, was $1.41 billion, or 32.0% of revenue, for the second quarter of 2021, compared to $1.14 billion, or 32.1% of revenue, for the second quarter of 2020.
•	Operating EBITDA in the Company’s recycling line of business improved by $56 million compared to the second quarter of 2020. The improvement was driven by an increase in market prices for recycled commodities, investments the Company is making in improved technology and equipment at its materials recovery facilities that are delivering a lower operating cost model and the re-opening of facilities where operations were temporarily suspended during the pandemic.
•	Operating EBITDA in the Company’s renewable energy line of business improved by almost $14 million compared to the second quarter of 2020, primarily driven by increases in price.
•	In the second quarter of 2021, the Company realized almost $20 million of operating and SG&A cost synergies from the acquisition of Advanced Disposal.

Free Cash Flow & Capital Allocation

•	In the second quarter of 2021, net cash provided by operating activities was $1,043 million compared to $856 million in the second quarter of 2020. The improvement in net cash provided by operating activities was primarily driven by the increase in operating EBITDA.
•	In the second quarter of 2021, capital expenditures were $396 million compared to $436 million in the second quarter of 2020.
•	In the second quarter of 2021, free cash flow was $649 million compared to $423 million in the second quarter of 2020.(a)

•	During the second quarter of 2021, $492 million was returned to shareholders, including $242 million of cash dividends and $250 million of share repurchases.

REVISED 2021 OUTLOOK

•

Total Company revenue growth in 2021 is expected to be 15.5% to 16.0%. Combined internal revenue growth from yield and volume in the collection and disposal business is expected to be 5.5% or greater, driven by the Company’s disciplined pricing programs and strong outlook for continued volume recovery.

•	Adjusted operating EBITDA is expected to be between $5.0 billion and $5.1 billion in 2021.
•	Free cash flow is projected to be between $2.5 billion and $2.6 billion in 2021.
•

The Company is on target to capture between $80 million and $85 million in cost synergies in 2021 from the acquisition of Advanced Disposal, which is on track to achieve $150 million in total annual run-rate synergies from cost and capital savings.

•	The Company expects to repurchase an additional $850 million of its common stock in 2021, exhausting the full $1.35 billion of share repurchases previously authorized.

“Strong performance across all of our businesses — collection and disposal, recycling, and renewable energy — generated outstanding results so far this year,” Fish concluded. “Our focus on disciplined pricing and cost management helped to offset the inflationary cost pressures we have seen, and we expect to continue this focus into the second half of the year to help us deliver on our new, higher outlook. I want to thank each of our team members for their contributions to our success.”

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(a)	The information labeled as adjusted in this press release, as well as free cash flow, are non-GAAP measures. Please see "Non-GAAP Financial Measures" below and the reconciliations in the accompanying schedules for more information.

(b)	Management defines operating EBITDA as GAAP income from operations before depreciation and amortization; this measure may not be comparable to similarly-titled measures reported by other companies.

(c)	For purposes of this press release, all references to "Net income" refer to the financial statement line item "Net income attributable to Waste Management, Inc."

(d)	Core price is a performance metric used by management to evaluate the effectiveness of our pricing strategies; it is not derived from our financial statements and may not be comparable to measures presented by other companies. Core price is based on certain historical assumptions, which may differ from actual results, to allow for comparability between reporting periods and to reveal trends in results over time.

The Company will host a conference call at 10 a.m. ET today to discuss the second quarter results. Information contained within this press release will be referenced and should be considered in conjunction with the call.

The conference call will be webcast live from the Investors section of Waste Management’s website www.wm.com. To access the conference call by telephone, please dial (877) 710-6139 approximately 10 minutes prior to the scheduled start of the call. If you are calling from outside of the United States or Canada, please dial (706) 643-7398. Please utilize conference ID number 6965743 when prompted by the conference call operator.

A replay of the conference call will be available on the Company’s website www.wm.com and by telephone from approximately 1 p.m. ET today through 5 p.m. ET on Tuesday, August 11, 2021. To access the replay telephonically, please dial (855) 859-2056, or from outside of the United States or Canada dial (404) 537-3406 and use the replay conference ID number 6965743.

about wm

Waste Management, based in Houston, Texas, is the leading provider of comprehensive waste management environmental services in North America, providing services throughout the United States and Canada. Through its subsidiaries, the Company provides collection, transfer, disposal services, and recycling and resource recovery. It is also a leading developer, operator and owner of landfill gas-to-energy facilities in the United States. The Company’s customers include residential, commercial, industrial, and municipal customers throughout North America. To learn more information about Waste Management, visit www.wm.com.

Forward-Looking Statements

The Company, from time to time, provides estimates of financial and other data, comments on expectations relating to future periods and makes statements of opinion, view or belief about current and future events. This press release contains a number of such forward-looking statements, including but not limited to, all statements under the heading “Revised 2021 Outlook” and all statements regarding 2021 financial guidance; future performance or financial results of our business; future share repurchases; recovery from the COVID-19 pandemic; integration of, and synergies from, the acquisition of Advanced Disposal Services, Inc. (“Advanced Disposal”); future strength of our business model and our future cost structure, cost management, pricing and volumes. You should view these statements with caution. They are based on the facts and circumstances known to the Company as of the date the statements are made. These forward-looking statements are subject to risks and uncertainties that could cause actual results to be materially different from those set forth in such forward-looking statements, including but not limited to, failure to implement our optimization, growth, and cost savings initiatives and overall business strategy; failure to identify acquisition targets and negotiate attractive terms; failure to consummate or integrate acquisitions; failure to obtain the results anticipated from acquisitions; failure to successfully integrate the acquisition of Advanced Disposal, realize anticipated synergies or obtain the results anticipated from such acquisition; environmental and other regulations, including developments related to emerging contaminants, gas emissions and renewable fuel; significant environmental, safety or other incidents resulting in liabilities or brand damage; failure to obtain and maintain necessary permits; failure to attract, hire and retain key team members and a high quality workforce; labor disruptions and wage-related regulations; significant storms and destructive climate events; public health risk and other impacts of COVID-19 or similar pandemic conditions, including increased costs, social and commercial disruption and service reductions; increased competition; pricing actions; commodity price fluctuations; international trade restrictions; disposal alternatives and waste diversion; declining waste volumes; weakness in general economic conditions and capital markets; adoption of new tax legislation; fuel shortages; failure to develop and protect new technology; failure of technology to perform as expected, including implementation of a new enterprise resource planning system; failure to prevent, detect and address cybersecurity incidents or comply with privacy regulations; negative outcomes of litigation or governmental proceedings; and decisions or developments that result in impairment charges.  Please also see the Company’s filings with the SEC, including Part I, Item 1A of the Company’s most recently filed Annual Report on Form 10-K for additional information regarding these and other risks and uncertainties applicable to its business. The Company is optimistic about volume recovery and overall economic recovery as states and local jurisdictions continue lifting previous restrictions related to the COVID-19 pandemic, and the Company’s Revised 2021 Outlook incorporates these views. However, uncertainty remains with respect to the pace of economic recovery, as well as the potential for resurgence in transmission of COVID-19 and related business closures due to virus variants or otherwise. Such conditions could have an unanticipated adverse impact on our business. The Company assumes no obligation to update any forward-looking statement, including financial estimates, forecasts, and guidance, whether as a result of future events, circumstances or developments or otherwise.

Non-GAAP Financial Measures

To supplement its financial information, the Company has presented, and/or may discuss on the conference call, adjusted earnings per diluted share, adjusted net income, adjusted income from operations, adjusted SG&A expenses, adjusted operating EBITDA, adjusted operating EBITDA margin, and free cash flow, as well as projections of adjusted operating EBITDA and free cash flow for 2021. All of these items are non-GAAP financial measures, as defined in Regulation G of the Securities Exchange Act of 1934, as amended. The Company reports its financial results in compliance with GAAP but believes that also discussing non-GAAP measures provides investors with (i) financial measures the Company uses in the management of its business and (ii) additional, meaningful comparisons of current results to prior periods’ results by excluding items that the Company does not believe reflect its fundamental business performance and are not representative or indicative of its results of operations.

In addition, the Company’s projected full year 2021 adjusted operating EBITDA is anticipated to exclude the effects of other events or circumstances in 2021 that are not representative or indicative of the Company’s results of operations. Such excluded items are not currently determinable, but may be significant, such as asset impairments and one-time items, charges, gains or losses from divestitures or litigation, and other items. Due to the uncertainty of the likelihood, amount and timing of any such items, the Company does not have information available to provide a quantitative reconciliation of such projection to the comparable GAAP measure.

The Company discusses free cash flow and provides a projection of free cash flow because the Company believes that it is indicative of its ability to pay its quarterly dividends, repurchase common stock, fund acquisitions and other investments and, in the absence of refinancings, to repay its debt obligations. Free cash flow is not intended to replace “Net cash provided by operating activities,” which is the most comparable GAAP measure. The Company believes free cash flow gives investors useful insight into how the Company views its liquidity, but the use of free cash flow as a liquidity measure has material limitations because it excludes certain expenditures that are required or that the Company has committed to, such as declared dividend payments and debt service requirements. The Company defines free cash flow as net cash provided by operating activities, less capital expenditures, plus proceeds from divestitures of businesses and other assets (net of cash divested); this definition may not be comparable to similarly-titled measures reported by other companies.

The quantitative reconciliations of non-GAAP measures to the most comparable GAAP measures are included in the accompanying schedules, with the exception of projected adjusted operating EBITDA. Non-GAAP measures should not be considered a substitute for financial measures presented in accordance with GAAP.

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WASTE MANAGEMENT, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In Millions, Except per Share Amounts)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2021	2020	2021	2020
Operating revenues	$4,476	$3,561	$8,588	$7,290
Costs and expenses:
Operating	2,736	2,180	5,250	4,509
Selling, general and administrative	445	377	903	802
Depreciation and amortization	500	414	972	816
Restructuring	4	2	5	2
(Gain) loss from divestitures, asset impairments and unusual items, net	—	61	17	61
	3,685	3,034	7,147	6,190
Income from operations	791	527	1,441	1,100
Other income (expense):
Interest expense, net	(98)	(119)	(195)	(231)
Loss on early extinguishment of debt	(220)	—	(220)	—
Equity in net losses of unconsolidated entities	(11)	(14)	(20)	(40)
Other, net	(6)	1	(5)	1
	(335)	(132)	(440)	(270)
Income before income taxes	456	395	1,001	830
Income tax expense	105	88	229	162
Consolidated net income	351	307	772	668
Less: Net income (loss) attributable to noncontrolling interests	—	—	—	—
Net income attributable to Waste Management, Inc.	$351	$307	$772	$668
Basic earnings per common share	$0.83	$0.73	$1.83	$1.58
Diluted earnings per common share	$0.83	$0.72	$1.82	$1.57
Weighted average basic common shares outstanding	421.6	422.3	422.3	423.2
Weighted average diluted common shares outstanding	423.6	423.9	424.0	425.1

WASTE MANAGEMENT, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In Millions)

(Unaudited)

	June 30,	December 31,
	2021	2020
ASSETS
Current assets:
Cash and cash equivalents	$148	$553
Receivables, net	2,645	2,624
Other	433	363
Total current assets	3,226	3,540
Property and equipment, net	14,110	14,148
Goodwill	8,992	8,994
Other intangible assets, net	956	1,024
Other	1,753	1,639
Total assets	$29,037	$29,345
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable, accrued liabilities and deferred revenues	$3,322	$3,002
Current portion of long-term debt	361	551
Total current liabilities	3,683	3,553
Long-term debt, less current portion	12,883	13,259
Other	5,117	5,079
Total liabilities	21,683	21,891
Equity:
Waste Management, Inc. stockholders’ equity	7,352	7,452
Noncontrolling interests	2	2
Total equity	7,354	7,454
Total liabilities and equity	$29,037	$29,345

WASTE MANAGEMENT, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In Millions)

(Unaudited)

	Six Months Ended
	June 30,
	2021	2020
Cash flows from operating activities:
Consolidated net income	$772	$668
Adjustments to reconcile consolidated net income to net cash provided by operating activities:
Depreciation and amortization	972	816
Loss on early extinguishment of debt	220	—
Other	75	167
Change in operating assets and liabilities, net of effects of acquisitions and divestitures	124	(30)
Net cash provided by operating activities	2,163	1,621
Cash flows from investing activities:
Acquisitions of businesses, net of cash acquired	(10)	(1)
Capital expenditures	(666)	(895)
Proceeds from divestitures of businesses and other assets, net of cash divested	17	15
Other, net	(49)	(37)
Net cash used in investing activities	(708)	(918)
Cash flows from financing activities:
New borrowings	1,707	—
Debt repayments	(2,326)	(705)
Premiums and other paid on early extinguishment of debt	(211)	—
Common stock repurchase program	(500)	(402)
Cash dividends	(489)	(466)
Exercise of common stock options	41	42
Tax payments associated with equity-based compensation transactions	(28)	(34)
Other, net	(4)	(10)
Net cash used in financing activities	(1,810)	(1,575)
Effect of exchange rate changes on cash, cash equivalents and restricted cash and cash equivalents	4	(3)
Decrease in cash, cash equivalents and restricted cash and cash equivalents	(351)	(875)
Cash, cash equivalents and restricted cash and cash equivalents at beginning of period	648	3,647
Cash, cash equivalents and restricted cash and cash equivalents at end of period	$297	$2,772

WASTE MANAGEMENT, INC.

SUMMARY DATA SHEET

(In Millions)

(Unaudited)

Operating Revenues by Line of Business

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2021	2020	2021	2020
Commercial	$1,178	$928	$2,309	$1,991
Residential	794	657	1,576	1,307
Industrial	811	625	1,554	1,318
Other collection	135	115	251	227
Total collection	2,918	2,325	5,690	4,843
Landfill	1,075	874	1,990	1,761
Transfer	532	439	997	880
Recycling	397	275	739	529
Other	513	409	990	839
Intercompany (a)	(959)	(761)	(1,818)	(1,562)
Total	$4,476	$3,561	$8,588	$7,290

Internal Revenue Growth

	Period-to-Period Change for the Three Months Ended June 30, 2021 vs. 2020				Period-to-Period Change for the Six Months Ended June 30, 2021 vs. 2020
		As a % of		As a % of		As a % of		As a % of
		Related		Total		Related		Total
	Amount	Business(b)	Amount	Company(c)	Amount	Business(b)	Amount	Company(c)
Collection and disposal	$118	3.7%			$211	3.2%
Recycling (d)	84	32.9			181	37.4
Fuel surcharges and mandated fees	46	44.3			37	15.4
Total average yield (e)			$248	7.0%			$429	5.9%
Volume			341	9.6			240	3.3
Internal revenue growth			589	16.6			669	9.2
Acquisitions			316	8.9			618	8.5
Divestitures			(11)	(0.3)			(21)	(0.3)
Foreign currency translation			21	0.5			32	0.4
Total			$915	25.7%			$1,298	17.8%

	Period-to-Period Change for the Three Months Ended June 30, 2021 vs. 2020		Period-to-Period Change for the Six Months Ended June 30, 2021 vs. 2020
	As a % of Related Business(b)		As a % of Related Business(b)
	Yield	Volume	Yield	Volume(f)
Commercial	4.2%	11.3%	3.6%	3.3%
Industrial	5.8	10.9	4.5	2.7
Residential	4.7	(1.5)	4.5	(1.6)
Total collection	4.6	7.8	4.0	2.2
MSW	2.8	12.2	2.7	5.6
Transfer	2.9	5.8	2.8	(0.4)
Total collection and disposal	3.7%	9.6%	3.2%	3.5%

(a)	Intercompany revenues between lines of business are eliminated in the Condensed Consolidated Financial Statements included herein.

(b)	Calculated by dividing the increase or decrease for the current year period by the prior year period’s related business revenue adjusted to exclude the impacts of divestitures for the current year period.

(c)	Calculated by dividing the increase or decrease for the current year period by the prior year period’s total Company revenue adjusted to exclude the impacts of divestitures for the current year period.

(d)	Includes combined impact of commodity price variability and changes in fees.

(e)	The amounts reported herein represent the changes in our revenue attributable to average yield for the total Company.

(f)	Workday adjusted volume impact.

WASTE MANAGEMENT, INC.

SUMMARY DATA SHEET

(In Millions)

(Unaudited)

Free Cash Flow (a)
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2021	2020	2021	2020
Net cash provided by operating activities	$1,043	$856	$2,163	$1,621
Capital expenditures	(396)	(436)	(666)	(895)
Proceeds from divestitures of businesses and other assets, net of cash divested	2	3	17	15
Free cash flow	$649	$423	$1,514	$741

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2021	2020	2021	2020
Supplemental Data

Internalization of waste, based on disposal costs	68.7%	68.4%	68.4%	68.3%

Landfill amortizable tons (in millions)	32.1	27.0	59.7	54.2

Acquisition Summary (b)

Gross annualized revenue acquired	2	—	8	2

Total consideration, net of cash acquired	2	—	11	1

Cash paid for acquisitions consummated during the period, net of cash acquired	2	—	9	1

Cash paid for acquisitions including contingent consideration and other items from prior periods, net of cash acquired	2	1	10	3

Amortization, Accretion and Other Expenses for Landfills:	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2021	2020	2021	2020
Landfill amortization expense:
Cost basis of landfill assets	$144	$111	$267	$225
Asset retirement costs	40	37	74	61
Total landfill amortization expense (c)	184	148	341	286
Accretion and other related expense	28	25	54	50
Landfill amortization, accretion and other related expense	$212	$173	$395	$336

(a)	The summary of free cash flow has been prepared to highlight and facilitate understanding of the principal cash flow elements. Free cash flow is not a measure of financial performance under generally accepted accounting principles and is not intended to replace the consolidated statement of cash flows that was prepared in accordance with generally accepted accounting principles.
(b)	Represents amounts associated with business acquisitions consummated during the applicable period except where noted.
(c)	The increase in landfill amortization was driven by landfill volume increases from the continued economic recovery from the pandemic and our acquisition of Advanced Disposal and changes in landfill estimates.

WASTE MANAGEMENT, INC.

RECONCILIATION OF CERTAIN NON-GAAP MEASURES

(In Millions, Except Per Share Amounts)

(Unaudited)

	Three Months Ended June 30, 2021
	Income from Operations	Pre-tax Income	Tax Expense		Net Income(a)	Diluted Per Share Amount
As reported amounts	$791	$456	$105		$351	$0.83
Adjustments:
Loss and other costs associated with extinguishment of debt(b)	—	226	56		170
Advanced Disposal integration-related costs	13	13	3		10
Enterprise resource planning system related costs	9	9	2		7
	22	248	61		187	0.44
As adjusted amounts	$813	$704	$166	(c)	$538	$1.27
Depreciation and amortization	500
Adjusted operating EBITDA	$1,313

	Three Months Ended June 30, 2020
	Income from Operations	Pre-tax Income	Tax Expense		Net Income(a)	Diluted Per Share Amount
As reported amounts	$527	$395	$88		$307	$0.72
Adjustments:
Non-cash impairments of disposal assets	61	61	14		47
Advanced Disposal acquisition-related costs	17	17	4		13
Enterprise resource planning system related costs	7	7	2		5
	85	85	20		65	0.16
As adjusted amounts	$612	$480	$108	(c)	$372	$0.88
Depreciation and amortization	414
Adjusted operating EBITDA	$1,026

(a)	For purposes of this press release table, all references to "Net income" refer to the financial statement line item "Net income attributable to Waste Management, Inc."
(b)	Includes charges of $220 million reflected in the "loss on early extinguishment of debt" financial caption and $6 million reflected in the "interest expense, net" financial caption related to the retirement of $1.3 billion of certain high-coupon senior notes through a cash tender offer in May 2021.
(c)	The Company calculates its effective tax rate based on actual dollars. When the effective tax rate is calculated by dividing the Tax Expense amount in the table above by the Pre-tax Income amount, differences occur due to rounding, as these items have been rounded in millions. The second quarter 2021 and 2020 adjusted effective tax rates were 23.5% and 22.5%, respectively.

WASTE MANAGEMENT, INC.

RECONCILIATION OF CERTAIN NON-GAAP MEASURES

(In Millions)

(Unaudited)

	Three Months Ended
	June 30, 2021		June 30, 2020
Adjusted SG&A Expenses and Adjusted SG&A Expenses Margin	Amount	As a % of Revenues	Amount	As a % of Revenues
Operating revenues, as reported	$4,476		$3,561

SG&A expenses, as reported	$445	9.9%	$377	10.6%
Adjustments:
Advanced Disposal integration-related costs	(6)		(17)
Enterprise resource planning system related costs	(9)		(7)
Adjusted SG&A expenses	$430	9.6%	$353	9.9%

2021 Projected Free Cash Flow Reconciliation(a)

	Scenario 1	Scenario 2
Net cash provided by operating activities	$4,230	$4,380
Capital expenditures	(1,780)	(1,880)
Proceeds from divestitures of businesses and other assets, net of cash divested	50	100
Free cash flow	$2,500	$2,600

(a)	The reconciliation includes two scenarios that illustrate our projected free cash flow range for 2021. The amounts used in the reconciliation are subject to many variables, some of which are not under our control and, therefore, are not necessarily indicative of actual results.

Supplemental Information Provided For Illustrative Purposes Only

Diversity in the structure of recycling contracts results in different accounting treatment for commodity rebates. In accordance with revenue recognition guidance, our Company records gross recycling revenue and records rebates paid to customers as cost of goods sold. Other contract structures allow for netting of rebates against revenue.

Additionally, there are differences in whether companies adjust for accretion expense in their calculation of EBITDA. Our Company does not adjust for landfill accretion expenses when calculating operating EBITDA, while other companies do adjust it for the calculation of their EBITDA measure.

The table below illustrates the impact that differing contract structures and treatment of accretion expense has on the Company’s adjusted operating EBITDA margin results. This information has been provided to enhance comparability and is not intended to replace or adjust GAAP reported results.

	Three Months Ended
	June 30, 2021		June 30, 2020
	Amount	As a % of Revenues	Amount	As a % of Revenues
Recycling commodity rebates	179	1.3%	115	1.0%
Accretion expense	27	0.6%	25	0.7%

	Six Months Ended
	June 30, 2021		June 30, 2020
	Amount	As a % of Revenues	Amount	As a % of Revenues
Recycling commodity rebates	331	1.2%	199	0.8%
Accretion expense	53	0.6%	49	0.6%